Exhibit 99.1

NEWS RELEASE
For Release: Thursday, April 19, 2007, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES FIRST QUARTER

NET REVENUE UP 22% TO RECORD $12.2 MILLION

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced financial results for the first quarter ended March 31, 2007. Highlights of the first quarter and other recent events include:

•	Achieved record net revenue of $12.2 million, up 22% from $10.0 million in the first quarter of 2006.
•

Entered into a strategic relationship with King Pharmaceuticals for the license of Vascular Solutions’ Thrombi-Pad™, Thrombi-Gel® and in-development Thrombi-Paste™ products to King for sale in markets outside of catheterization laboratories, resulting in an initial $6 million payment received in January 2007.

•	Received initial stocking orders for Thrombi-Pad and Thrombi-Gel product from King, projected to result in $800,000 of incremental revenue over the next three months.
•	Received FDA clearance to launch the groundbreaking Vari-Lase Bright Tip laser fiber and converted all U.S. Vari-Lase customers to the Bright Tip fiber on April 11, 2007.
•	Re-affirmed annual revenue guidance of between $52 million and $54 million, and increased annual adjusted earning guidance to between $0.11 and $0.15 per share.

The first quarter of 2007 represented the company’s thirteenth consecutive quarter of record net revenue. Double-digit percentage revenue growth in each of the company’s five product categories contributed to the overall increase in revenue over the first quarter of 2006. In total, approximately 89% of net sales in the first quarter came from new products Vascular Solutions has internally developed and launched in the U.S. since 2003.

Net loss for the first quarter was $5.5 million or $0.37 per share, compared to a net loss of $855,000 or $0.06 per share in the first quarter of 2006. During the first quarter of 2007 the company accrued $5,675,000 in estimated expenses relating to the Diomed litigation, $111,000 in thrombin qualification expenses and $286,000 of stock-based compensation expense. As adjusted (excluding the litigation expenses, thrombin qualification expenses and stock-based compensation expense, and assuming a fully-taxed rate of 39%) net income was $363,000 or $0.02 per fully diluted share in the first quarter of 2007, increasing from adjusted net income of $77,000 or $0.01 per fully diluted share in the first quarter of 2006. The first quarter of 2007 was the company’s ninth successive quarter with adjusted net income.

Commenting on first quarter results, Vascular Solutions Chief Executive Officer Howard Root said: “Aside from the verdict in the patent litigation with Diomed – a verdict that we pre-empted with the launch of our new Bright Tip fiber – the first quarter was extremely productive for Vascular Solutions in terms of revenue growth, new product development and future growth platforms. Building off the first quarter’s revenue growth in each of our five product categories, in the second quarter we expect to once again set a new quarterly revenue record, led by the launch of our Thrombi-Pad and Thrombi-Gel hemostats through King Pharmaceuticals.”

Net revenue from hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Duett™, Thrombi-Gel® and D-Stat Radial™ products) was $5.9 million during the first quarter, an increase of 11% over the first quarter of 2006. “Revenue from hemostat products in the first quarter benefited from an 18% sequential quarterly increase in D-Stat Flowable sales as the result of the December FDA approval of the new ‘pocket protector’ indication, and a 4% sequential increase in D-Stat Dry sales as the result of the FDA-approved claim that the D-Stat Dry reduces time to hemostasis in diagnostic catheterizations,” commented Mr. Root. “Regarding sales of our hemostat products outside of our direct sales force’s call point, we expect to complete the transition of sales of our Thrombi-Pad trauma hemostat to King’s organization at the end of April, followed by a similar transition of sales of our Thrombi-Gel hemostat to King in June. Supporting this launch, King has already issued to us initial stocking orders for approximately $800,000 of these products that we expect to ship during the next three months. The majority of these initial purchase orders relate to the Thrombi-Pad trauma hemostat for sale into emergency departments, which was enthusiastically received by King’s 100+ direct sales force at their launch meeting held in March. The early results of our collaboration with King are substantially better than our original expectations, and may cause us to increase our revenue forecast for these products after the Thrombi-Pad and Thrombi-Gel launches are completed in the second quarter,” Mr. Root added.

Net sales of extraction catheters (primarily consisting of the Pronto™ aspiration catheter) were $2.8 million in the first quarter, an increase of 36% over the first quarter of 2006. “In the first quarter we used the new FDA clearance on the specific use of the Pronto V3 in coronary arteries to prepare case reports and distribute publications concerning the Pronto V3,” commented Mr. Root. “On the competitive front, we have moved quickly to benefit from Boston Scientific’s decision to withdraw their Rio aspiration catheter from the market, and have maintained and grown our Pronto’s leading position in the aspiration thrombectomy market,” Mr. Root added.

Net sales of vein products (primarily consisting of the Vari-Lase® endovenous laser console and kits) were $1.8 million in the first quarter, an increase of 24% over the first quarter of 2006. Net sales of disposable products within the Vein Products category increased 55% over the first quarter of 2006. “Although sales of our laser console in the first quarter were hurt by the uncertainty created by the patent litigation with Diomed, our Vari-Lase disposable products business continued to grow nicely,” commented Mr. Root. “Concerning the verdict in the Diomed patent litigation, we obviously disagree with the jury’s verdict and have filed a motion for judgment notwithstanding the verdict. Importantly, we also were fully prepared for the possibility of this verdict by completing development and receiving FDA clearance of our new non-infringing Bright Tip fiber in March, which allowed us to launch the Bright Tip fiber throughout the U.S. on April 11. The initial customer reaction to the Bright Tip fiber has been uniformly positive, which we believe will result not only in maintaining our Vari-Lase business but also growing our Vari-Lase sales in the second quarter and for the foreseeable future,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Skyway® support catheters), were $875,000 in the first quarter of 2007, an increase of 27% over the first quarter of 2006. “We continue to have a full pipeline of new specialty catheters scheduled for launch in 2007, such as the new 023 version of the Twin-Pass that was launched in the first quarter,” commented Mr. Root. “Adding to this momentum will be our new Gopher™ catheter that we filed for clearance with the FDA in February and expect to launch on a limited basis in the second quarter, and the new GuideLiner™ catheter that we expect to file with the FDA in the third quarter for a launch expected to occur before the end of 2007,” Mr. Root added.

Net sales of access products (primarily consisting of micro-introducer kits and specialty guidewires), were $549,000 in the first quarter, an increase of 77% over the first quarter of 2006. “With our new three-year distribution agreement in place with our manufacturing partner Galt Medical, in the first quarter we started to implement new sales programs to accelerate the growth in sales of our access products,” Mr. Root added.

Overall gross margin across all product lines was 67.7% in the first quarter of 2007, in line with expectations and consistent with 67.8% in the first quarter of 2006. Based on projected selling mix across products, including expected sales of Thrombi-Pad and Thrombi-Gel to King and planned manufacturing cost improvements, aggregate gross margins for the remainder of 2007 are expected to be in the range of 66% to 68%.

Regarding future revenue and income guidance, net revenue for the second quarter is expected to increase to between $13.0 million and $13.2 million, an increase of approximately 20% over the second quarter of 2006. Division of revenue between the second and third quarters of 2007 will depend to a degree on the specific dates of shipment of the initial stocking orders for Thrombi-Pad and Thrombi-Gel hemostats to King. Corresponding adjusted net income in the second quarter is expected to be between $0.03 and $0.05. Adjusting for the results of the first quarter, guidance for net revenue for the entire 2007 remains unchanged at between $52 million and $54 million, while guidance for adjusted net earnings for 2007 is increased to between $0.11 and $0.15. “We are very pleased with our results in the first quarter, and we continue to believe that our strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone, which is $100 million in annual revenue in 2010,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of the company’s web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday May 3, 2007 by dialing 1-800-642-1687 and entering conference ID #4569490. A recording of the call will also be archived on the company’s web site, www.vascularsolutions.com until Thursday, May 3, 2007. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company’s view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31,
	2007	2006
	(unaudited)

Net revenue	$12,154	$9,952
Cost of goods sold (1)	3,929	3,201
Gross profit	8,225	6,751

Operating expenses:
Research and development (1)	1,492	998
Clinical and regulatory (1)	760	582
Sales and marketing (1)	4,762	4,400
General and administrative (1)	949	887
Thrombin qualification	111	668
Litigation	5,675	—
Amortization of purchased technology	—	54

Operating income (loss)	(5,524)	(838)

Interest expense	(44)	(48)
Interest income	91	31
(Loss) before tax	$(5,477)	$(855)

Income taxes	(57)	—
Net (loss) - GAAP	$(5,534)	(855)

Net income (loss) per share - basic	$(0.37)	$(0.06)
Weighted average shares used in calculating - basic	15,074	14,774
Net income (loss) per share - diluted	$(0.37)	$(0.06)
Weighted average shares used in calculating - diluted	15,074	14,774

(1) Includes stock-based compensation charges of:
Costs of goods sold	$37	$38
Research and development	42	50
Clinical and regulatory	23	27
Sales and marketing	97	131
General and administrative	87	67
	$286	$313

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$8,719	$2,557
Accounts receivable, net	6,830	6,524
Inventories	6,958	7,232
Prepaid expenses	671	792
Total current assets	23,178	17,105
Property and equipment, net	3,826	3,669
Intangible assets, net	193	193
Total assets	$27,197	$20,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$11,950	$5,633

Total long-term liabilities	5,932	867

Shareholders’ equity:
Total shareholders’ equity	9,315	14,467
Total liabilities and shareholders’ equity	$27,197	$20,967

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin, litigation and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate.

On October 18, 2004, the company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the company’s hemostatic products. The company has incurred approximately $4.7 million of operating expenses, $1.0 million of capital equipment purchases and $1.3 million of inventory purchases under this thrombin qualification project through March 31, 2007. The company does not expect to incur any material additional operating expenses under this thrombin qualification project during the remainder of 2007. Management believes that although the qualification expenses are a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future.

On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the company’s Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4,100,000 with respect to Vascular Solutions’ activities. The company has filed a motion to overturn the verdict and intends to appeal, if necessary. In the quarter ended March 31, 2007 the company accrued $5,675,000 as an estimate of litigation expenses in this matter, representing the amount of the jury’s verdict together with management’s estimate of Vascular Solutions’ attorneys’ fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11 and pre-judgment interest. Due to the one-time nature of the litigation expense, management believes it is useful to exclude the litigation expenses from adjusted net income.

Beginning January 1, 2006 the company recognizes stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. In the first quarter of 2007 the company incurred stock-based compensation expense of $286,000.

Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation and thrombin qualification expenses as well as the related thrombin inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the company’s performance over different periods, particularly when comparing this period to periods in which the company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the company’s underlying business. Management encourages investors to review the company’s net income prepared in accordance with GAAP to understand the company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the aspiration of soft thrombus, the Langston® dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass® dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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